As filed with the Securities and Exchange Commission on January 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Stratasys Ltd.

(Exact name of registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Stratasys, Inc.	2 Holtzman Street, Science Park
7665 Commerce Way	P.O. Box 2496
Eden Prairie, Minnesota 55344	Rehovot, Israel 76124
(952) 937-3000	+972-74-745-4400

(Address and telephone number of registrant’s principal executive offices)

Richard Garrity
c/o Stratasys, Inc.
7665 Commerce Way
Eden Prairie, MN 55344

(952) 937-3000

(Name, address, and telephone number of agent for service)

Copies to:

J. David Chertok, Adv.

Jonathan M. Nathan, Adv.

Meitar | Law Offices
16 Abba Hillel Road
Ramat Gan 5250608, Israel
Tel: +972 (3) 610-3100
Fax: +972 (3) 610-3111

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Ordinary Shares, 0.01 New Israeli Shekels par value per share (“ordinary shares”)	2,772,950	$20.66	$57,289,147	$6,251

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the ordinary shares offered by this registration statement shall be deemed to cover such additional ordinary shares or other securities as may be issued as a result of share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of our ordinary shares on the NASDAQ Global Select Market on December 30, 2020.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholder named in this prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 7, 2021

PROSPECTUS

2,772,950 Shares

Stratasys Ltd.

Ordinary Shares

The selling shareholders named in this prospectus may use this prospectus to offer and resell, from time to time, up to 2,772,950 of our ordinary shares, par value 0.01 New Israeli Shekels per share, or ordinary shares, which have been, or in the future may be, issued to the selling shareholders.

The selling shareholders have been issued, or may in the future be issued, these ordinary shares from us pursuant to our acquisition of Origin Inc., which we acquired on December 31, 2020. We are registering the offer and resale of these shares in order to satisfy provisions in the definitive agreement whereby we acquired Origin, pursuant to which we agreed to file the registration statement of which this prospectus forms a part within five business days following the closing of the acquisition, and to use commercially reasonable efforts to cause that registration statement to be declared effective as soon as practicable.

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders.

Any ordinary shares subject to resale hereunder will have been issued by us and received by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

The selling shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 11 of this prospectus.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “SSYS.” On January 6, 2021, the last reported sale price of our ordinary shares as reported on that market was $21.04 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and in our most recent Annual Report on Form 20-F, as updated by the risk factors that appear in certain of our Reports of Foreign Private Issuer on Form 6-K, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the ordinary shares offered by this prospectus. Information about the selling shareholders may change over time. When a selling shareholder sells ordinary shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein and therein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholder has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the ordinary shares are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the date and time of delivery of this prospectus or any applicable prospectus supplement or any sales of the ordinary shares offered hereby or thereby. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Stratasys,” the “Company,” “our company,” the “Registrant,” “us,” “we” and “our” are to Stratasys Ltd., an Israeli company, and its consolidated subsidiaries.

“Our shares,” “ordinary shares” and similar expressions refer to our ordinary shares, par value 0.01 New Israeli Shekels, or NIS, per share.

“Dollars”, “US dollars” or “$” are to United States dollars.

ii

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere, or incorporated by reference, in this prospectus, and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus, the information incorporated by reference, and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus.

About Stratasys Ltd.

We are a leading global provider of applied additive technology solutions for industries including aerospace, automotive, healthcare, consumer products and education. For more than 30 years, we have focused on customers’ business requirements and have sought to create new value for our customers across their product lifecycle processes, from design prototypes to manufacturing tools and final production parts. That customer-centric focus is reflected in our innovation, which is exemplified by our approximate 1,000 granted and 500 pending additive technology patents that we currently have. We operate a 3D printing ecosystem of solutions and expertise, comprised of: advanced materials; workflow and operating software; precise, repeatable and reliable fused deposition modeling 3D printers (utilizing proprietary FDM™ technology); inkjet-based 3D printers (utilizing proprietary PolyJet™ technology); stereolithography 3D printers (utilizing open industry standards); mass production parts 3D printers (utilizing proprietary Programmable PhotoPolymerization (P3) technology); application-based services; additive business consulting; on-demand parts and key partnerships. We have also announced an increase of our stake in our partnership with Xaar PLC in the joint development of Power Bed Fusion 3D printing technology.

We strive to ensure that our solutions are integrated seamlessly into each customer’s evolving workflow. Our applications are industry-specific and geared towards accelerating business processes, optimizing value chains, driving business performance improvements, and improving healthcare outcomes. Our customers range from individuals and smaller businesses to large, global enterprises, and we include a number of Fortune 100 companies among our customers.

We believe that the range of 3D printing consumable materials that we offer, consisting of over 60 FDM spool-based filament materials, over 45 PolyJet cartridge-based resin materials, 158 non-color digital materials, and over 500,000 color variations, is the widest in the industry. Our services offerings include Stratasys Direct Manufacturing printed parts service as well as training.

As described below, we have also more recently completed a transaction for the acquisition of 3D printing start-up, Origin Inc., or Origin, as a result of which Origin’s business has been merged into a subsidiary of our company. We expect Origin’s proprietary P3 technology to be an important growth engine for our company. The acquisition is aimed at helping us to fortify our leadership in polymers and production applications of 3D printing in industries such as dental, medical, tooling, and select industrial, defense, and consumer goods segments.

Our legal and commercial name is Stratasys Ltd., and we are the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998. As part of that merger transaction, the ordinary shares of Stratasys Ltd. were listed on the NASDAQ Global Select Market under the trading symbol “SSYS”. We have acquired a number of companies since that time, including: Cooperation Technology Corporation, or MakerBot, a leader in desktop 3D printing, which owned and operated Thingiverse.com, a website dedicated to the sharing of user-created digital design files (in August 2013); and Solid Concepts and Harvest Technologies, two leading providers of additive manufacturing services (in July 2014 and August 2014, respectively). Following those last two acquisitions, in 2015, we introduced our branded Stratasys Direct Manufacturing, or SDM, service, which significantly broadened and increased our production and offering of AM parts, which are used by our customers as prototypes, benchmarks and end-use parts.

We have dual headquarters. Our registered office and one of our two principal places of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4314. Our other principal place of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and our telephone number there is (952) 937-3000. Our agent in the United States is Richard Garrity, President of our Delaware subsidiary, Stratasys, Inc., whose address is c/o Stratasys, Inc. at the address of our Eden Prairie, Minnesota headquarters. Our World Wide Web address is www.stratasys.com. The information contained on that web site (or on our other web sites, including www.objet.com) is not a part of this prospectus. As an Israeli company, we operate under the provisions of the Israeli Companies Law, 5759-1999.

Recent Developments

Acquisition of Origin Inc.

On December 9, 2020, we announced the signing of a definitive agreement, by and among the Company, Origin Inc., or Origin, and certain other entities, which we refer to as the Origin acquisition agreement, whereby we have acquired, on December 31, 2020, privately-held Origin. Pursuant to our acquisition of Origin, we are paying total consideration valued at up to approximately $100 million. $60 million of the purchase price was paid at the closing ($6 million of which is subject to the Origin founders’ retention over three years) and $40 million of the consideration is subject to performance-based earn-outs over three years. The acquisition is being paid for via a combination of issuance to Origin’s stockholders of approximately $45 million of our ordinary shares (which we have estimated for purposes of the registration statement of which this prospectus forms a part as a maximum of 2,752,549 ordinary shares), and cash of approximately $55 million. The shares and cash are being issued and paid (respectively) in part at the closing and in part throughout the earn-out period. Approximately $32 million of cash was paid at the closing, while the remaining amount of up to $23 million of cash will be paid over time, subject to achievement of the relevant earn-out goals. The maximum number of ordinary shares (2,752,549) that we have estimated we may issue pursuant to the Origin acquisition consists of the following categories of shares:

(i)	858,178 shares that were issued to selling stockholders of Origin at the closing;
(ii)	235,795 shares that were issued to the escrow agent under the Origin acquisition agreement, in support of the Origin stockholders’ indemnification obligation to us, and that may be released to the Origin stockholders upon the expiration of an escrow period;*
(iii)	225,305 shares that are restricted initially, being issued to two founders of Origin;
(iv)	168,980 shares that are subject to revesting terms, being issued to two founders of Origin; and
(v)	1,264,291 shares that may be issued to the selling stockholders of Origin pursuant to performance-based earn-outs over three years following the closing. (The number of earn-out shares covered by the registration statement of which this prospectus forms a part is based on the assumption, merely for these purposes, that our share price would be 10% lower than the price used to calculate the number of shares that we issued at the closing of the Origin acquisition. That lower price would result in our issuing a maximum number of shares to the selling shareholders pursuant to all earn-outs, and that may, in turn, be sold by the selling shareholders pursuant to this offering, that is 10% higher than it would be based on the share price used at the closing. The foregoing assumption has no connection with our actual expectations as to our share price in the future and has been made merely as a technical matter to ensure that we are registering the resale of a sufficient number of ordinary shares that may be offered under the registration statement of which this prospectus forms a part.)

* Under varying circumstances, the 235,795 ordinary shares that were issued to the escrow agent under the Origin acquisition agreement (referenced in (ii) above) may be released from escrow to Origin’s stockholders in varying manners, leading to Origin’s stockholders receiving a different number of shares. In order to assure that each Origin stockholder may sell the maximum number of ordinary shares that may potentially be released to him, her or it from escrow under any such alternative scenario, the registration statement of which this prospectus forms a part registers the resale of an additional 20,401 ordinary shares, for a total of 2,772,950 ordinary shares, to cover the maximum number of shares for each Origin stockholder under any such alternative scenario. Nevertheless, the number of ordinary shares that will actually be released from escrow to all Origin stockholders, in the aggregate, and that will be resold by all Origin stockholders (from among those escrow shares), will not exceed the 235,795 ordinary shares issued to the escrow agent at the closing of the Origin acquisition.

We expect that Origin will substantially enhance our business for mass production parts. Origin’s software-driven Origin One system combines high throughput with a high degree of accuracy. When combined with Origin’s extensive materials ecosystem and our strong go-to-market capabilities, we believe we will be able to capture a wide range of in-demand production applications on a global scale. Together with our intended entry into powder bed fusion technology, the acquisition of Origin reflects another step in fulfilling our objective to lead 3D printing polymer additive manufacturing by offering comprehensive, superior technologies and solutions to create a fully digital additive value chain, which are designed for Industry 4.0 integration.

Goodwill and Other Intangible Assets Impairment Charges

During the third quarter of 2020, we noted that indicators of potential impairment existed which required an interim goodwill impairment analysis for our Stratasys-Objet reporting unit. These indicators included longer and deeper than expected reduction in the business, refinement to our business focus into additional inorganic technologies and sustained decline in our market capitalization during the second and third quarters of 2020, all, primarily as a result of the COVID-19 impact on the global economy and our business.

As a result of those indicators, we revisited our assumptions supporting the cash flow projections for our Stratasys-Objet reporting unit, including: (i) the expected duration and depth of revenue reduction and certain revenue growth assumptions; (ii) the associated operating profit margins; and (iii) the long term growth rate. In estimating the discounted cash flow, we used the following key assumptions: we expect that it will take approximately two years to regain the loss of revenue and return to our pre COVID-19 activity levels considering the impact of both volume and price with a similar effect on profitability. Following such period, we expect to return to similar growth rates as estimated in prior valuations. We assume a long-term terminal growth rate of 2.5%, lower than the 3.1% used in prior valuations. In addition, changes in business focus due to introduction of new technologies is expected to lower the total revenues related to the Stratasys-Objet reporting unit. The resulting cash flow amounts were discounted using the same discount rate of 13.5%.

 Based on the revised cash flow projections, the value of the reporting unit decreased below its carrying value, and we recorded in the third quarter of 2020 a goodwill impairment charge of $386.2 million, the entire reporting unit’s goodwill.

 In addition, we tested the recoverability of our long-lived assets, including our purchased intangible assets. We concluded that the carrying amounts of certain of our purchased intangible assets are not recoverable. As a result, we recorded a non-cash impairment charge of $5.3 million, in order to fully reduce the carrying amounts of certain of our purchased intangible assets to their estimated fair value.

THE OFFERING

Securities offered by the selling shareholders

Up to 2,772,950 of our ordinary shares, par value NIS 0.01 per share, that have been, or that we estimate may be, issued to the selling shareholders under varying circumstances pursuant to the Origin acquisition agreement. These include the following categories of shares:

•     858,178 shares that were issued to selling stockholders of Origin at the closing;

•     235,795 shares that were issued to the escrow agent under the Origin acquisition agreement, in support of the Origin stockholders’ indemnification obligation to us, and that may be released to the Origin stockholders upon the expiration of that escrow period;

•     20,401 excess shares that we are registering for resale merely to cover the maximum number of ordinary shares that may potentially be released from escrow to, and resold by, each individual Origin stockholder under alternative scenarios pursuant to the Origin acquisition agreement;

•     225,305 shares that are restricted initially, being issued to two founders of Origin;

•     168,980 shares that are subject to revesting terms, being issued to two founders of Origin; and

•     1,264,291 shares that may be issued to the selling stockholders of Origin pursuant to performance-based earn-outs over three years following the closing. (The number of earn-out shares covered by the registration statement of which this prospectus forms a part is based on the assumption, merely for these purposes, that our share price would be approximately 10% lower than the price used to calculate the number of shares that we issued at the closing of the Origin acquisition. That lower price would result in our issuing a maximum number of shares to the selling shareholders pursuant to all earn-outs, and that may, in turn, be sold by the selling shareholders pursuant to this offering, that is approximately 10% higher than it would be based on the share price used at the closing.  The foregoing assumption has no connection with our actual expectations as to our share price in the future and has been made merely as a technical matter to ensure that we are registering the resale of a sufficient number of ordinary shares that may be offered under the registration statement of which this prospectus forms a part.)

Selling shareholders	The selling shareholders named herein consist of the former stockholders and employees (including officers) of Origin, some of which employees will remain employed by Stratasys and its subsidiaries following the acquisition. See “Selling Shareholders” on page 8 of this prospectus for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares in this offering. See “Use of Proceeds” beginning on page 8 of this prospectus for additional information.

Registration Rights	Under the terms of the Origin acquisition agreement, we have agreed to file this registration statement within five trading days following the closing of the Origin acquisition in order to register the resale by the selling shareholders of the ordinary shares offered hereby. See “Selling Shareholders” on page 8 of this prospectus for additional information.

Plan of Distribution	The selling shareholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in- interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the ordinary shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 11 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk factors	Investing in our ordinary shares involves a high degree of risk. You should carefully read and consider the information beginning on page 5 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our ordinary shares.

Nasdaq Global Select symbol for ordinary shares	“SSYS”

RISK FACTORS

An investment in our ordinary shares involves certain risks. Before investing in our shares, you should carefully consider the summary of our overall risk factors, as well as particular risks, that are identified below. You should also consider the risk factors described in our most recent Annual Report on Form 20-F, filed with the Securities and Exchange Commission, or SEC, and quarterly updates to those risk factors contained in the Reports of Foreign Private Issuer on Form 6-K regarding our financial condition and results of operations that we furnish to the SEC on a quarterly basis. You should also consider all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of those risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the shares offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

Summary of Risk Factors:

The following constitutes a summary of the material risks relevant to an investment in our company:

Risks related to our business and financial condition

●	We may not succeed at introducing new or improved products and solutions that gain market share.
●	Our operating results and financial condition may fluctuate.
●	Demand for our products and services may not grow as we expect.
●	The 3D printing market generally may not grow as we expect.
●	Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
●	To the extent that other companies are successful in developing or marketing consumables for use in our systems, our revenues and profits would likely be adversely affected.
●	If our product mix shifts too far into lower margin products or our revenues mix shifts significantly towards our AM services business, our profitability could be reduced.
●	Competition and new technologies may cut into our market share.
●	Impairments of goodwill or other intangible assets in respect of companies that we acquire adversely impact our results of operations for the periods in which they occur.
●	Our failure to successfully consummate acquisitions of, or investments in, new business, technologies, products or services, or to integrate them into our existing company, may adversely affect our financial results.
●	Our operations could suffer if we are unable to attract and retain key management, directors or other key employees.
●	Our AM services business and sales of our 3D printing systems to customers in certain industries carry with them potential liability claims.
●	Our relationships with suppliers for our products and services, especially with single source suppliers of components of our products, could terminate or our manufacturing arrangements could be disrupted.
●	Discontinuation of operations at our manufacturing sites could prevent us from timely filling customer orders and could lead to unforeseen costs.
●	A loss of, or reduction in revenues from, a significant number of our resellers and our independent sales agents would impair our ability to sell our products and services.
●	If we do not maximize our recurring stream of revenues from the sale of consumables and service contracts, our operating results may be adversely affected.
●	Global market, political and economic conditions, and in the countries in which we operate in particular, could adversely impact our operating results.
●	The global COVID-19 pandemic could continue to adversely affect, our business, results of operations and financial condition.
●	Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business.
●	Environmental laws, export control laws, health and safety laws and regulations related to our operations and the use of our systems and materials could subject us to compliance costs and/or potential liability in the event of non-compliance.
●	Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

●	We own a number of our manufacturing and office facilities, which may limit our ability to move those operations.
●	Litigation and regulatory proceedings could adversely impact our operating results.
●	Under applicable employment laws, we may not be able to enforce covenants not to compete.
●	The extent of our success at maintaining our liquidity and financing our operations and capital needs.
●	Impact of tax regulations on our results of operations and financial condition.

Risks related to our intellectual property

●	Infringement of our intellectual property rights by others (including for replication and sale of consumables for use in our systems), or infringement of others’ intellectual property rights by us, could lead to litigation and have an adverse impact on our financial results.
●	If we are unable to obtain patent protection for our products or otherwise protect our intellectual property rights, our business could suffer.
●	As our patents expire, additional competitors using our technology could enter the market, which could offer competitive printers and consumables, require us to reduce our prices for our products and result in lost sales.

Risks related to operations in Israel

●	Our Israeli headquarters and manufacturing and other significant operations may be adversely affected by political, economic and military instability in Israel.
●	Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel (in particular), the Euro, the Yen and other non-U.S. currencies may negatively affect the earnings of our operations.
●	We currently receive Israeli government tax benefits in respect of our Israeli operations. If we do not meet several conditions for receipt of those benefits, or if the Israeli government otherwise decides to eliminate those benefits, they may be terminated or reduced.

Risks related to an investment in our ordinary shares

●	The market price of our ordinary shares may be subject to fluctuation, regardless of our operating results and financial condition. As a result, our shareholders could incur substantial losses.
●	We are a foreign private issuer under the rules and regulations of the SEC and are therefore exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a domestic U.S. reporting company, which reduces the level and amount of disclosure that you receive.
●	We do not anticipate paying any cash dividends in the foreseeable future.

Risk related to the current offering

The sale of a substantial number of shares of our ordinary shares in the public market, including resale of the shares issued or issuable to the selling shareholders under the Origin acquisition agreement, could adversely affect the prevailing market price for our ordinary shares.

We are registering the resale of 2,772,950 ordinary shares that we have issued, or may issue under alternative circumstances, to the selling shareholders. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when the selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities exercisable for, or convertible into, ordinary shares. Any such issuances could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the extent of our success at introducing new or improved products and solutions that gain market share;
●	the extent of growth of the 3D printing market generally;
●	the duration of the global COVID-19 pandemic, which may continue to have material adverse consequences for our operations, financial position, cash flows, and those of our customers and suppliers;
●	changes in our overall strategy, including as related to any restructuring activities and our capital expenditures;
●	the impact of shifts in prices or margins of the products that we sell or services we provide;
●	the impact of competition and new technologies;
●	impairments of goodwill or other intangible assets in respect of companies that we acquire;
●	the extent of our success at efficiently and successfully integrating the operations of various companies that we have acquired or may acquire;
●	global market, political and economic conditions, and in the countries in which we operate in particular;
●	government regulations and approvals;
●	litigation and regulatory proceedings;
●	infringement of our intellectual property rights by others (including for replication and sale of consumables for use in our systems), or infringement of others’ intellectual property rights by us;
●	the extent of our success at maintaining our liquidity and financing our operations and capital needs;
●	impact of tax regulations on our results of operations and financial conditions; and
●	those factors referred to in Item 3.D, “Key Information - Risk Factors”, Item 4, “Information on the Company”, and Item 5, “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2019, or the 2019 Annual Report, as supplemented by the information contained in the Reports of Foreign Private Issuer on Form 6-K regarding our financial condition and results of operations that we furnish to the SEC on a quarterly basis, as well as in other portions of the 2019 Annual Report.

You should review carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus for a discussion of these and other risks that relate to our business and investing in our securities. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our ordinary shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the resale, in one or more offerings, of up to an aggregate of 2,772,950 ordinary shares held by, or potentially issuable to, under alternative circumstances, our shareholders who received (or who may receive) such shares pursuant to the Origin acquisition agreement. The shares that may be offered under this prospectus consist of the following categories of shares:

●	858,178 shares that were issued to selling stockholders of Origin at the closing;
●	235,795 shares that were issued to the escrow agent under the Origin acquisition agreement, in support of the Origin stockholders’ indemnification obligation to us, and that may be released to the Origin stockholders upon the expiration of that escrow period;
●	20,401 excess shares that may potentially be released from escrow to, and resold by, individual Origin stockholders under alternative scenarios pursuant to the Origin acquisition agreement;
●	225,305 shares that are restricted initially, being issued to two founders of Origin;
●	168,980 shares that are subject to revesting terms, being issued to two founders of Origin; and
●

1,264,291 shares that may be issued to the selling stockholders of Origin pursuant to performance-based earn-outs over three years following the closing. (The number of earn-out shares covered by the registration statement of which this prospectus forms a part is based on the assumption, merely for these purposes, that our share price would be approximately 10% lower than the price used to calculate the number of shares that we issued at the closing of the Origin acquisition. That lower price would result in our issuing a maximum number of shares to the selling shareholders pursuant to all earn-outs, and that may, in turn, be sold by the selling shareholders pursuant to this offering, that is approximately 10% higher than it would be based on the share price used at the closing.  The foregoing assumption has no connection with our actual expectations as to our share price in the future and has been made merely as a technical matter to ensure that we are registering the resale of a sufficient number of ordinary shares that may be offered under the registration statement of which this prospectus forms a part.)

The table below provides information about the beneficial ownership of each selling shareholder as to:

●	the number of ordinary shares that are currently, or potentially will be, beneficially held by such selling shareholder (assuming a subsequent issuance or release from escrow to him, her or it of the estimated maximum number of ordinary shares that may be issued or released to him, her or it pursuant to the Origin acquisition agreement), and the percentage of our outstanding share capital constituted thereby;
●	the maximum number of shares that may be offered by such selling shareholder under this prospectus and the percentage of our outstanding share capital constituted thereby; and
●	the number of shares to be beneficially held by such selling shareholder following the offering (assuming that the maximum number of shares that may be offered by such shareholder hereunder are so offered, and no other shares are beneficially acquired by the shareholder) and the percentage of our outstanding share capital constituted thereby.

We cannot state with certainty the total number of ordinary shares that will actually be beneficially held by the selling shareholders prior to the offering under this prospectus. The number of shares to actually be held by them following potential reduction due to indemnification obligations of the former Origin stockholders to us, or due to adjustments to the purchase price or earn-out or reverse vesting provisions under the Origin acquisition agreement, has not been determined yet. For purposes of the below table, we have assumed that the estimated maximum number of such shares will be issued to, and beneficially held by, each selling shareholder merely in order to show the maximum potential size of the offering. We also cannot state with certainty the number of ordinary shares that will be beneficially held by the selling shareholders after completion of this offering because they may sell or otherwise dispose of all, some or none of the ordinary shares beneficially held by them prior to the offering, and may subsequently acquire the beneficial ownership of other ordinary shares. Therefore, our registration for resale of the below number of shares for each selling shareholder does not necessarily mean that any selling shareholder will actually own all of those shares prior to, or dispose of any or all of those shares pursuant to, the offering.

The information provided in the table below as to number of shares beneficially owned prior to the offering is based on information provided by the selling shareholders. The information provided below is provided as of December 31, 2020 (immediately following the closing of the Origin acquisition on that day). As of that time, 56,617,225 ordinary shares were outstanding, which includes the aggregate 1,488,258 ordinary shares that were issued to, or for the benefit of, the selling shareholders (including the 235,795 escrow shares) pursuant to the closing of the Origin acquisition on that day. The percentage ownership for each selling shareholder in the below table also treats the additional aggregate ordinary shares that are potentially issuable to all Origin stockholders pursuant to the earn-out under the Origin acquisition agreement as (i) outstanding, and (ii) owned, in relevant part, by the subject selling shareholder. Therefore, the number of outstanding shares upon which the percentages are based is 57,881,516, although none of those additional ordinary shares has yet been issued, and some or all of those additional ordinary shares may never be issued.

Except as described above, neither the selling shareholders nor any of their affiliates, officers, directors or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years.

As used in this prospectus, the term “selling shareholders” includes the selling shareholders set forth below and any donees, pledgees, transferees or other successors-in-interest that sell ordinary shares received after the date of this prospectus from the selling shareholders as a gift, pledge, or other non-sale related transfer.

The number of shares in the column “Maximum Number of Shares Offered” represents all of the ordinary shares that any selling shareholder may offer under this prospectus. The column titled “Ownership After Offering—Number of ordinary shares beneficially owned” assumes the sale of all the shares offered by the selling shareholders pursuant to this prospectus and that the selling shareholders do not acquire any additional ordinary shares before the completion of this offering. However, because the selling shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of any sales. The selling shareholders may sell some, all or none of their shares in this offering. We do not know how long the selling shareholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares.

	Ownership Before Offering			Ownership After Offering
	Number of ordinary shares beneficially owned	Percentage of ordinary shares beneficially owned	Maximum number of shares offered	Number of ordinary shares beneficially owned	Percentage of ordinary shares beneficially owned
A-OFG-16-Fund, a series of AngelList-SeSh-Funds, LLC	7,883	*	7,883	0	0.0%
Alyssa Coligado	41	*	41	0	0.0%
Amel Khurram Zahid	3,351	*	3,351	0	0.0%
Atomo LLC	156	*	156	0	0.0%
Avidbank Holdings, Inc.	3,391	*	3,391	0	0.0%
Benjamin Chaimongkol	1,146	*	1,146	0	0.0%
Brady O’Brien	1,234	*	1,234	0	0.0%
Brandyn Nishida	59	*	59	0	0.0%
Bruce Pettway	38	*	38	0	0.0%
Charlie Vestner	59,230	*	59,230	0	0.0%
Christopher Michael Prucha	1,204,752	2.1%	1,204,752	0	0.0%
David Deng	51	*	51	0	0.0%
DCM Ventures China Fund (DCM VIII), L.P.	56,636	*	56,636	0	0.0%
DCM VIII, L.P.	4,684	*	4,684	0	0.0%
DCM Affiliates Fund VIII, L.P.	1,394	*	1,394	0	0.0%
Eduardo Gonzalez-Maldonado	1,077	*	1,077	0	0.0%
Elton Cheung	365	*	365	0	0.0%
Floodgate Fund V, L.P.	36,692	*	36,692	0	0.0%
Haystack Fund III, LP	5,744	*	5,744	0	0.0%
Haystack Fund III-A, LP	15,543	*	15,543	0	0.0%
Ian Muceus	18,467	*	18,467	0	0.0%
In-Q-Tel, Inc.	40,347	*	40,347	0	0.0%
Jeffrey Lee	215,275	*	215,275	0	0.0%
Jian Liu	19,644	*	19,644	0	0.0%
Joel Yu Jian Ong	910,066	1.6%	910,066	0	0.0%
John Paton	10,133	*	10,133	0	0.0%
Jonah Stiennon	444	*	444	0	0.0%
Judith Thomas	830	*	830	0	0.0%
Laura Levinsohn	8,748	*	8,748	0	0.0%
Liquid2	2,650	*	2,650	0	0.0%
Mandra iBase Limited	54,174	*	54,174	0	0.0%
Marshall Ling	118	*	118	0	0.0%
Matthew Miyamoto	1,927	*	1,927	0	0.0%
Maurizio Greco	135	*	135	0	0.0%
Nijole Kupstas	6,670	*	6,670	0	0.0%
OATV IV, LP	2,650	*	2,650	0	0.0%
Origin A1 SPV, a series of Weave Capital Master, LLC	2,057	*	2,057	0	0.0%
Owen Smithyman	3,425	*	3,425	0	0.0%
Pascal Levy-Garboua	10,286	*	10,286	0	0.0%
Pierre Maurer	59	*	59	0	0.0%
Rebecca Vo	88	*	88	0	0.0%
Rick Berry	4,982	*	4,982	0	0.0%
Ryan Ayler	1,690	*	1,690	0	0.0%
Ryan Orr	32,691	*	32,691	0	0.0%
Scrum Ventures Fund II, L.P.	4,372	*	4,372	0	0.0%
Stephen Kranz	9,147	*	9,147	0	0.0%
The Board of Trustees of the Leland Stanford Junior University (SEVF II)	662	*	662	0	0.0%
Timothy Downing	1,719	*	1,719	0	0.0%
William Buel	5,931	*	5,931	0	0.0%
Zoli Kauker	96	*	96	0	0.0%

●	Less than one percent (1%) of our issued and outstanding ordinary shares.

PLAN OF DISTRIBUTION

The selling shareholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the ordinary shares covered by this prospectus. We will not receive any of the proceeds from the sale of the ordinary shares covered by this prospectus by the selling shareholders. We will bear all fees and expenses incident to our obligation to register the ordinary shares covered by this prospectus.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an over-the-counter distribution;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales effected after the effective date of the registration statement of which this prospectus is a part;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of the selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker- dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell our ordinary shares short and deliver these securities to close out its short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect certain transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling shareholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act of 1933, as amended, the number of ordinary shares to be sold, the name of the selling shareholder, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such sale has been registered or qualified, or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholders and any other person participating in a sale of the ordinary shares that is registered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Meitar Law Offices, Ramat-Gan, Israel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports of Foreign Private Issuer on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information that we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information that we file electronically with the SEC through our website at http://www.stratasys.com. The information contained on, or linked from, our website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the ordinary shares, warrants and debt securities that may be offered hereby by us, or the ordinary shares that may be offered by selling shareholders, you should refer to the complete registration statement on Form F-3, including any prospectus supplement, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference into this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports of Foreign Private Issuer on Form 6-K (to the extent that any such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with or furnished to the SEC pursuant to the Exchange Act prior to the termination of the offering. The documents that we incorporate by reference are:

●	our 2019 Annual Report, filed with the SEC on February 26, 2020;
●	our Reports of Foreign Private Issuer on Form 6-K, or Form 6-K (including, except where indicated below, all exhibits thereto) that we furnished to the SEC on:
●	May 14, 2020 (only the second Form 6-K furnished on that day);
●	May 18, 2020;
●	June 2, 2020 (excluding (i) quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.1 thereto)
●	August 5, 2020 (only the second Form 6-K furnished on that day);
●	August 6, 2020;
●	October 5, 2020;
●	October 19, 2020;
●	October 21, 2020;
●	November 12, 2020 (only the second Form 6-K furnished on that day);
●	December 1, 2020; and
●	December 9, 2020 (excluding quotes of members of our management and board of directors appearing in the press release annexed as Exhibit 99.1 thereto and excluding the slide presentation attached as Exhibit 99.2 thereto); and
●	the description of our ordinary shares set forth under “Item 1. Description of Registrant’s Securities to be Registered” in our Registration Statement on Form 8-A, filed with the SEC on December 3, 2012, as supplemented by Exhibit 2.2 to the 2019 Annual Report, and as may be further updated or amended in any amendment or report filed for such purpose.

The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically be incorporated into, update and supersede the information contained in this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.  We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference into this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, Attention: Yonah Lloyd—VP Investor Relations, Telephone: +972-74-745-4300, email: Yonah.Lloyd@stratasys.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this prospectus, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Stratsys, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offering under this prospectus or any purchase or sale of securities in connection with any such offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;
●	the judgment is executory in the state in which it was given;
●	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
●	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
●	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and
●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

2,772,950 Shares

ORDINARY SHARES

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseen events and amount or criteria;
●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and
●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
●	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;
●	an act or omission committed with intent to derive illegal personal benefit; or
●	a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, we have entered into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our articles and Israeli law, including with respect to liabilities resulting from a public offering of our shares, to the extent that these liabilities are not covered by insurance.

Item 9. Exhibits.

Exhibit No.	Document
4.1	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Appendix A to the registrant’s proxy statement for its February 3, 2015 extraordinary general meeting of shareholders, attached as Exhibit 99.1 to the registrant’s report of foreign private issuer on Form 6-K furnished to the SEC on January 6, 2015).
4.2	Memorandum of Association of Stratasys Ltd. (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form F-4, SEC File No. 333-182025, filed with the SEC on June 8, 2012).
4.3	Specimen Share Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the registrant’s registration statement on Form F-4 (SEC File No. 333-182025), filed with the SEC on August 6, 2012).
5.1	Opinion of Meitar Law Offices, Israeli counsel to the registrant, as to the validity of the ordinary shares offered hereunder (including consent).
23.1	Consent of Kesselman & Kesselman, an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited.
23.2	Consent of Meitar Law Offices (included in Exhibit 5.1).
24.1	Powers of Attorney (included in signature page to registration statement).

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, Israel, on January 7, 2021.

Stratasys Ltd.

By:	/s/ Yoav Zeif
Name:	Yoav Zeif
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Stratasys Ltd., an Israeli corporation, do hereby constitute and appoint Yoav Zeif, Chief Executive Officer, and Lilach Payorski, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yoav Zeif	Chief Executive Officer (Principal Executive Officer)	January 7, 2021
Yoav Zeif

/s/Lilach Payorski	Chief Financial Officer (Principal Financial and Accounting Officer)	January 7, 2021
Lilach Payorski

/s/ Dov Ofer	Chairman of the Board	January 7, 2021
Dov Ofer

/s/ Michael Schoellhorn	Director	January 7, 2021
Michael Schoellhorn

/s/ John J. McEleney	Director	January 7, 2021
John J. McEleney

/s/ Zeev Holtzman	Director	January 7, 2021
Zeev Holtzman

/s/ Ziva Patir	Director	January 7, 2021
Ziva Patir

/s/ David Reis	Director	January 7, 2021
David Reis

/s/ Yair Seroussi	Director	January 7, 2021
Yair Seroussi

/s/ Adina Shorr	Director	January 7, 2021
Adina Shorr

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES:

Stratasys, Inc.

By:	/s/ Richard Garrity
Name:	Richard Garrity
Title:	President
Date:	January 7, 2021